Comdisco, Inc. and Subsidiaries
Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:
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                                         Three Months                Nine Months
                                            ended                       ended
                                           June 30                     June 30
                                         -------------               -----------
                                         1998     1997             1998     1997
                                         ----     ----             ----     ----

Average shares outstanding--basic         153      148              151      147

Effect of dilutive options                 11       10               12       10
                                        -----    -----            -----    -----

Average shares outstanding--diluted       164      158              163      157
                                        =====    =====            =====    =====

Net earnings  available to
    common stockholders                 $  40    $  32            $ 111    $  91
                                        =====    =====            =====    =====

Net earnings per common share:
       Basic                            $ .26    $ .21            $ .73    $ .61
                                        =====    =====            =====    =====
       Diluted                          $ .24    $ .20            $ .68    $ .57
                                        =====    =====            =====    =====


On April 22, 1998, the Board of Directors authorized a two-for-one split of the Company's common stock to be distributed on June 15, 1998, to holders of record on May 22, 1998. Accordingly, all references in the financial statements and notes to common share data have been adjusted to reflect the split.

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